Exhibit 4.3

Amendment No. 2 to Shareholder Protection Rights Agreement

THIS AMENDMENT NO. 2 effective as of August 18, 2009 (this “Amendment No. 2”), amends and modifies that certain Shareholder Protection Rights Agreement, dated as of March 29, 2002, between X-Rite, Incorporated, a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A. (the “Rights Agent”) (as previously amended by Amendment No 1. to Shareholder Protection Rights Agreement (“Amendment No. 1”), dated as of August 20, 2008, between the same parties, the “Rights Agreement”). All capitalized terms used in this Amendment No. 2 and not otherwise defined herein, shall have the meaning given them in the Rights Agreement.

WHEREAS, Section 5.4 of the Rights Agreement permits the Company, from time to time, to supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, in connection with certain transactions consummated on October 28, 2008 (the “Recapitalization”), each of OEPX, LLC (“Investor 1”) and Sagard Capital Partners, L.P. (“Investor 2”) became the Beneficial Owner of over 15% of the outstanding shares of Common Stock;

WHEREAS, prior to the consummation of the Recapitalization, the Board of Directors of the Company adopted a resolution pursuant to Section 5.4 of the Rights Agreement approving the execution of Amendment No. 1, and Amendment No. 1 was executed to amend the Rights Agreement as necessary to prevent Investor 1 and Investor 2 from becoming “Acquiring Persons” under the Rights Agreement solely by reason of the transactions contemplated by the Recapitalization;

WHEREAS, pursuant to the Exchange Agreement to be entered into after the execution of this Amendment No. 2 on August 18, 2009 (the “Exchange Agreement”), among the Company, Investor 1, Investor 2 and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P., and Tinicum Capital Partners II Executive Fund L.L.C. (collectively, “Investor 3” and together with Investor 1 and Investor 2, the “Investors”), the Company will issue to the Investors, subject to the terms and conditions set forth therein, (i) shares of newly designated Series A Preferred Stock (the “Series A Preferred Stock”), which, (x) unless and until Shareholder Approval (as defined in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company dated as of August 18, 2009, the “Certificate of Designation”) is obtained by the Company with respect to the issuance of the Warrant Shares (as defined below) or (y) unless, prior to such Shareholder Approval, there is a Liquidation Event (as defined in the Certificate of Designation) or any event requiring the Company to redeem, repurchase, or offer to repurchase the Series A Preferred Stock in accordance with the Certificate of Designation, entitle the holders thereof to receive a Participation Amount (as defined in the Certificate of Designation) upon the redemption or repurchase of the Series A Preferred Stock, which amount is, at the option of the Company, payable in cash or, provided certain conditions are met, payable by delivery of an aggregate of 7,500,000 shares of Common Stock, subject to adjustment as set forth in the Certificate of Designation (the “Redemption Shares”) and (ii) certain Common Stock Purchase Warrants (the “Warrants”) to acquire an aggregate of 7,500,000 shares of Common Stock, subject to adjustment as set forth in the Warrants (collectively, with respect to all Investors, the “Warrant Shares”), which Warrants will not become exercisable unless and until Shareholder Approval is obtained;

WHEREAS, following a redemption or repurchase of the Series A Preferred Stock entirely in cash which redemption or repurchase occurs at any time when Shareholder Approval has not been obtained, the holders of the Series A Preferred Stock so redeemed or repurchased may purchase from other shareholders of the Company the number of shares of Common Stock equal to the number of Redemption Shares that such holder would have been entitled to had the Participation Amount been satisfied by delivery of the Redemption Shares (collectively, with respect to all Investors, the

“Redemption Purchase Shares”, and together with the Warrant Shares and Redemption Shares, the “Investor Shares”);

WHEREAS, in connection with the issuance of the Series A Preferred Stock and the Warrants contemplated by the Exchange Agreement and the potential future acquisition of the Investor Shares from time to time (the “Acquisitions”), each of Investor 1 and Investor 2, who are already Beneficial Owners of over 15% of the Common Stock as a result of the Recapitalization, will become the Beneficial Owners of additional shares of Common Stock and Investor 3 may become the Beneficial Owner of over 15% of the Common Stock;

WHEREAS, as a result of the Acquisitions, each of the Investors would or could be an “Acquiring Person” under the terms of the Rights Agreement as the Beneficial Owner of shares representing more than 15% of the outstanding Common Stock;

WHEREAS, the Rights Agreement provides that, subject to certain conditions, if any person or group becomes an Acquiring Person, then each Right (other than the Rights held by the Acquiring Person and certain affiliated persons) would become exercisable and could, among other things, entitle the holders of exercisable Rights to purchase shares of Common Stock at a purchase price equal to approximately half of such shares’ current market value;

WHEREAS, it is not the intention of the Company that, solely by reason of the transactions contemplated by the Exchange Agreement, including, without limitation, the Acquisitions (and/or by reason of the shares of Common Stock presently Beneficially Owned by the Investors and their respective Affiliates), that any of the Investors be deemed an Acquiring Person, which could result in the Rights becoming exercisable;

WHEREAS, on August 17, 2009, the Board of Directors of the Company adopted a resolution approving the execution of this Amendment No. 2 and, pursuant to Section 5.4 of the Rights Agreement, hereby amends the Rights Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment No. 2 a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment No. 2 by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1. Acquiring Person. The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is hereby amended by deleting the second sentence of such definition thereof in its entirety and replacing it with the following:

“Notwithstanding the foregoing, (A) OEPX, LLC (“Investor 1”), together with its Affiliates and Associates, shall not be considered an “Acquiring Person” solely by virtue of (i) the approval, execution or delivery of the Investment Agreement, dated as of August 20, 2008, as amended (the “Investment Agreement”), between the Company and Investor 1, (ii) the consummation of the purchase of Purchased Securities, (iii) the consummation of any other transaction contemplated in the Investment Agreement, including, without limitation, acquisition by Investor 1 of Beneficial Ownership of Purchased Securities or New Securities acquired pursuant to Section 4.5 of the Investment Agreement, (iv) the approval, execution or delivery of the Exchange

Agreement, (v) the issuance of the Warrant to Investor 1 as contemplated by the Exchange Agreement (the “Investor 1 Warrant”) or (vi) the consummation of any other transaction contemplated in the Exchange Agreement, including, without limitation, acquisition by Investor 1 of Beneficial Ownership of any Investor Shares acquired from time to time pursuant to and in accordance with the Investor 1 Warrant, the Certificate of Designation, the Exchange Agreement and/or the Investment Agreement (including, for the avoidance of doubt, acquisitions of Common Stock permitted by Section 4.1(e)(iii) thereof); provided, that Investor 1, together with its Affiliates and Associates, shall be considered an “Acquiring Person” at such time as Investor 1, any of its Affiliates, Associates or Persons of which they are Associates acquires Beneficial Ownership of any shares of Common Stock (in addition to Common Stock Beneficially Owned by Investor 1 on August 18, 2009, any New Securities acquired pursuant to Section 4.5 of the Investment Agreement, the Investor 1 Warrant and any Investor Shares acquired by Investor 1 from time to time pursuant to and in accordance with the Investor 1 Warrant, the Certificate of Designation, the Exchange Agreement and/or the Investment Agreement (including, for the avoidance of doubt, acquisitions of Common Stock permitted by Section 4.1(e)(iii) thereof)) if, following such acquisition, Investor 1, together with its Affiliates and Associates would be the Beneficial Owner of more than 15% of the shares of Common Stock outstanding at the time of such acquisition; and provided, however, that notwithstanding anything herein to the contrary, no Person that is an Affiliate or Associate of Investor 1 shall be deemed to be an Affiliate or Associate of Investor 1 for purposes of this definition and/or Section 5.4, if such Person in the ordinary course of its business becomes a Beneficial Owner of Common Stock and (i) appropriate “information barriers” are established between individuals who are working, directly or indirectly, on behalf of Investor 1 and those individuals who in the ordinary course of their business make investment decisions on behalf of such Person that is an Affiliate or Associate of Investor 1 to become Beneficial Owners of Common Stock, which “information barriers” will prevent confidential information regarding the Company from being disclosed to such individuals, (ii) such investment decisions to become Beneficial Owners of Common Stock are conducted only in accordance with the policies and procedures governing such information barriers and with applicable law, (iii) the individuals making investment decisions to acquire or become Beneficial Owners of Common Stock on behalf of such Person that is an Affiliate or Associate of Investor 1 are not acting, directly or indirectly, at the direction of Investor 1 and (iv) such investment decisions to become Beneficial Owners of Common Stock are not undertaken with a view to circumventing the provisions of this Agreement, (B) Sagard Capital Partners, L.P. (“Investor 2”), together with its Affiliates and Associates, shall not be considered an “Acquiring Person” solely by virtue of (i) the approval, execution or delivery of the Investment Agreement, dated as of August 20, 2008, as amended (the “Institutional Investor Investment Agreement”), among the Company, Investor 2 and Investor 3, (ii) the consummation of the purchase of Institutional Investor Purchased Securities, (iii) the consummation of any other transaction contemplated in the Institutional Investor Investment Agreement, including, without limitation, acquisition by Investor 2 of Beneficial Ownership of Institutional Investor Purchased Securities or Institutional Investor New Securities pursuant to Section 4.5 of the Institutional Investor Purchase Agreement, (iv) the approval, execution or delivery of the Exchange Agreement, (v) the issuance of the Warrant to Investor 2 as contemplated by the Exchange Agreement (the “Investor 2 Warrant”) or (vi) the consummation of any other transaction contemplated in the Exchange Agreement, including, without limitation, acquisition by Investor 2 of Beneficial Ownership of any Investor Shares acquired from time to time pursuant to and in accordance with the Investor 2 Warrant, the Certificate of Designation, the Exchange

Agreement and/or the Institutional Investor Investment Agreement (including, for the avoidance of doubt, acquisitions of Common Stock permitted by Section 4.1(e)(iii) thereof); provided, that Investor 2, together with its Affiliates and Associates, shall be considered an “Acquiring Person” at such time as Investor 2, any of its Affiliates, Associates or Persons of which they are Associates acquires Beneficial Ownership of any shares of Common Stock (in addition to Common Stock Beneficially Owned by Investor 2 on August 18, 2009, any New Securities acquired pursuant to Section 4.5 of the Institutional Investor Investment Agreement, the Investor 2 Warrant and any Investor Shares acquired from time to time by Investor 2 pursuant to and in accordance with the Investor 2 Warrant, the Certificate of Designation, the Exchange Agreement and/or the Institutional Investor Investment Agreement (including, for the avoidance of doubt, acquisitions of Common Stock permitted by Section 4.1(e)(iii) thereof)) if, following such acquisition, Investor 2, together with its Affiliates and Associates would be the Beneficial Owner of more than 15% of the shares of Common Stock outstanding at the time of such acquisition; provided, however, that notwithstanding anything herein to the contrary, no Person that is an Affiliate or Associate of Investor 2 shall be deemed to be an Affiliate or Associate of Investor 2 for purposes of this definition and/or Section 5.4, if such Person in the ordinary course of its business becomes a Beneficial Owner of Common Stock and (i) appropriate “information barriers” are established between individuals who are working, directly or indirectly, on behalf of Investor 2 and those individuals who in the ordinary course of their business make investment decisions on behalf of such Person that is an Affiliate or Associate of Investor 2 to become Beneficial Owners of Common Stock, which “information barriers” will prevent confidential information regarding the Company from being disclosed to such individuals, (ii) such investment decisions to become Beneficial Owners of Common Stock are conducted only in accordance with the policies and procedures governing such information barriers and with applicable law, (iii) the individuals making investment decisions to acquire or become Beneficial Owners of Common Stock are not acting, directly or indirectly, at the direction of Investor 2 and (iv) such investment decisions to become Beneficial Owners of Common Stock are not undertaken with a view to circumventing the provisions of this Agreement; provided further that Power Financial Corporation and any direct or indirect entity controlled by Power Financial Corporation shall not be deemed to be an Affiliate of Investor 2 for any purpose under this Agreement, and (C) Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P., and Tinicum Capital Partners II Executive Fund, L.L.C. (collectively, “Investor 3”), together with its Affiliates and Associates, shall not be considered an “Acquiring Person” solely by virtue of (i) the consummation of any transaction contemplated in the Institutional Investor Investment Agreement, including, without limitation, acquisition by Investor 3 of Beneficial Ownership of Institutional Investor Purchased Securities or Institutional Investor New Securities pursuant to Section 4.5 of the Institutional Investor Purchase Agreement, (ii) the approval, execution or delivery of the Exchange Agreement, (iii) the issuance of the Warrants to Investor 3 as contemplated by the Exchange Agreement (collectively, the “Investor 3 Warrants”) or (iv) the consummation of any other transaction contemplated in the Exchange Agreement, including, without limitation, acquisition by Investor 3 of Beneficial Ownership of any Investor Shares acquired from time to time pursuant to and in accordance with the Investor 3 Warrants, the Certificate of Designation, the Exchange Agreement and/or the Institutional Investor Investment Agreement (including, for the avoidance of doubt, acquisitions of Common Stock permitted by Section 4.1(e)(iii) thereof); provided, that Investor 3, together with its Affiliates and Associates, shall be considered an “Acquiring Person” at such time as Investor 3, any of its Affiliates, Associates or Persons of which they are Associates acquires Beneficial Ownership of any shares of Common Stock (in addition to Common Stock Beneficially Owned by Investor 3 on August 18, 2009, any New Securities acquired pursuant to Section 4.5 of the Institutional Investor Investment Agreement, the Investor 3 Warrants and any Investor Shares acquired from time to time by Investor 3 pursuant to and in accordance with the Investor 3 Warrants, the Certificate of Designation, the Exchange Agreement and/or the Institutional Investor Investment Agreement (including, for the avoidance of doubt, acquisitions of Common Stock permitted by Section 4.1(e)(iii) thereof)) if, following such acquisition, Investor 3, together with its Affiliates and Associates would be the Beneficial Owner of more than 15% of the shares of Common Stock outstanding at the time of such acquisition; provided, however, that notwithstanding anything herein to the contrary, no Person that is an Affiliate or Associate of Investor 3 shall be deemed to be an Affiliate or Associate of Investor 3 for purposes of this definition and/or Section 5.4, if such Person in the ordinary course of its business becomes a Beneficial Owner of Common Stock and (i) appropriate “information barriers” are established between individuals who are working, directly or indirectly, on behalf of Investor 3 and those individuals who in the ordinary course of their business make investment decisions on behalf of such Person that is an Affiliate or Associate of Investor 3 to become Beneficial Owners of Common Stock, which “information barriers” will prevent confidential information regarding the Company from being disclosed to such individuals, (ii) such investment decisions to become Beneficial Owners of Common Stock are conducted only in accordance with the policies and procedures governing such information barriers and with applicable law, (iii) the individuals making investment decisions to acquire or become Beneficial Owners of Common Stock are not acting, directly or indirectly, at the direction of Investor 3 and (iv) such investment decisions to become Beneficial Owners of Common Stock are not undertaken with a view to circumventing the provisions of this Agreement.”

Section 2. Defined Terms. The Rights Agreement is hereby amended by adding the following definitions in Section 1.1 of the Rights Agreement in their appropriate positions in alphabetical order among the existing definitions therein:

“Certificate of Designation” shall mean the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company as filed with the Secretary of State of the State of Michigan on August 18, 2009 relating to the Company’s Series A Preferred Stock.

“Exchange Agreement” shall mean that certain Exchange Agreement dated as of August 18, 2009 among the Company, Investor 1, Investor 2 and Investor 3, as in effect from time to time.

“Investment Agreements” shall mean the Investment Agreement and the Institutional Investor Investment Agreement, in each case as may be amended from time to time.

“Investor Shares” shall have the meaning set forth in the Exchange Agreement.

“Series A Preferred Stock” shall mean the shares of Series A Preferred Stock issued to Investor 1, Investor 2 and Investor 3 on the date of consummation of the transactions contemplated by the Exchange Agreement and any additional shares of Series A Preferred Stock issued from time to time to Investor 1, Investor 2 and Investor 3 to pay “in kind” dividends on such shares of Series A Preferred Stock in accordance with the Certificate of Designation.

“Warrants” shall have the meaning set forth in the Exchange Agreement.

Section 3. Stock Acquisition Date. The definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:

“Notwithstanding anything herein to the contrary, a “Stock Acquisition Date” shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Investment Agreement, (ii) the approval, execution, delivery or performance of the Institutional Investor Investment Agreement, (iii) the consummation of the purchase of Purchased Securities, New Securities, Institutional Investor Purchased Securities and/or Institutional Investor New Securities or the transactions contemplated by the Investment Agreement and/or the Institutional Investor Investment Agreement, (iv) the approval, execution, delivery or performance of the Exchange Agreement, the Certificate of Designation and/or the Warrants, (v) the consummation of the issuance by the Company, or acquisition by Investor 1, Investor 2 or Investor 3, of the Series A Preferred Stock, the Warrants, and/or any Investor Shares from time to time pursuant to and in accordance with the terms and conditions of the Warrants, the Certificate of Designation, the Exchange Agreement and/or the Investment Agreements (as applicable) or (vi) the public announcement of any of the foregoing.”

Section 4. Amendment of Section 2.3(h). Section 2.3(h) of the Rights Agreement is hereby amended by deleting Section 2.3(h) in its entirety and replacing it with the following:

“Nothing in this Agreement shall be construed to give any holder of the Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution or delivery of the Investment Agreement, the Institutional Investor Investment Agreement, the Exchange Agreement, the Certificate of Designation or the Warrants or by virtue of any of the transactions provided for by (i) the Investment Agreement or the Institutional Investor Investment Agreement, including, without limitation, the consummation thereof or the sale of New Securities by the Company in accordance with Section 4.5 of the Investment Agreement and/or the sale of Institutional Investor New Securities by the Company in accordance with Section 4.5 of the Institutional Investor Investment Agreement or (ii) the Exchange Agreement, the Certificate of Designation and/or the Warrants, including without limitation, the consummation thereof or the issuance by the Company, or acquisition by Investor 1, Investor 2 or Investor 3, of the Series A Preferred Stock, the Warrants and/or any Investor Shares, in each case, from time to time in accordance with the terms and conditions of the Warrants, the Certificate of Designation and/or the Investment Agreements (as applicable).”

Section 5. Amendment of Section 5.4. Section 5.4 of the Rights Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:

“Notwithstanding anything herein to the contrary, (a) the Company shall not supplement, modify, replace or amend this Agreement (including by way of adopting or entering into any other shareholder protection rights agreement or other similar agreement or instrument) in any manner which causes any of Investor 1, Investor 2 or Investor 3 to be deemed an Acquiring Person unless such Person, together with its Affiliates and Associates, becomes the Beneficial Owner of additional shares of Common Stock (other than shares contemplated by clauses (A), (B) or (C) of the definition of “Acquiring Person,” to which this clause shall not apply) after the effectiveness of such supplement, modification, replacement or amendment, as the case may be, and (b) in the event the Company enters into or adopts any other shareholder protection rights agreement or other similar agreement or instrument at any time, the Company agrees that such other agreement or instrument shall not operate in any manner which causes any of Investor 1, Investor 2 or Investor 3 to be deemed an Acquiring Person unless such Person, together with its Affiliates and Associates, becomes the Beneficial Owner of additional shares of Common Stock after the effectiveness of such shareholder protection rights agreement or other similar agreement or instrument.

Section 6. Amendment of Section 5.13. Section 5.13 of the Rights Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent, the holders of the Rights, Investor 1 (solely for purposes of Section 5.4), Investor 2 (solely for purposes of Section 5.4) and Investor 3 (solely for purposes of Section 5.4) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent, the holders of Rights, Investor 1 (solely for purposes of Section 5.4), Investor 2 (solely for purposes of Section 5.4) and Investor 3 (solely for purposes of Section 5.4).”

Section 7. Entire Agreement. This Amendment No. 2 constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. Except as amended by this Amendment No. 2 and Amendment No. 1, the Rights Agreement shall continue in full force and effect.

Section 8. Severability. If any term or other provision of this Amendment No. 2 is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment No. 2 shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment No. 2 is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment No. 2 so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment No. 2 are consummated as originally contemplated to the greatest extent possible.

Section 9. Counterparts. This Amendment No. 2 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10. Governing Law. This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of Michigan applicable to contracts executed in and to be performed in that State.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 2 to be executed by as of the date first written above by their respective officers thereunto duly authorized.

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano, Jr.
Name: Thomas J. Vacchiano, Jr.
Title: Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis Moccia
Name: Dennis Moccia
Title: Managing Director